EX-10.57

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

                AMENDMENT NO. 4 dated as of February 22, 2001, to Agreement dated as of August 16, 1991, between SYRATECH CORPORATION, a Delaware corporation (the “Company”) and E. MERLE RANDOLPH (the “Executive”).

                On August 16, 1991 the Company and the Executive entered into an Employment Agreement (the “Agreement”).  The Agreement was amended by Amendment No. 1 dated as of July 27, 1996, Amendment No. 2 dated as of January 31, 1997, effective as of December 31, 1996 for the purposes of establishing and modifying the provision for computation and payment of the retirement benefit and Amendment No. 3 dated as of January 26, 1998 for purposes of amending the Executive’s duties.  The Company and the Executive now wish to modify the terms of the Executive’s Agreement related to the termination of the Executive’s job responsibilities and the restatement of certain other terms.

                In consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

                1.             Amendment of Section 1.2    Section 1.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

1.2           The Executive’s term of full-time employment pursuant to this Agreement commenced as of August 16, 1991 and shall continue until the later of (i) six (6) months from the date as first written above; or (ii) until the completion of certain projects as designated by the Chief Executive Officer (“CEO”) (the “Termination Date”).

2.             Amendment of Section 2.3.  Section 2.3 of the Agreement is hereby amended as follows:

Section 2.3 of the Agreement is hereby deleted in its entirety.

3.             Amendment of Section 3.2.  Section 3.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

3.2  Severance Pay.

Commencing on the last day of the month next following the Termination Date, the Executive shall receive compensation (hereinafter “Severance Pay”) payable in arrears in the gross amount of Three Hundred Thirty Three Thousand Dollars and 00/100 ($333,000.00) which shall be payable in twelve (12) equal monthly payments (“Severance Period”).  The Executive shall be solely responsible for the payment of any and all federal, state and local taxes assessed against the Executive with respect to any payments granted herein. The Executive further agrees, to indemnify and hold harmless the Company for any and all taxes, interest or penalties assessed against the Executive with respect to payment of such taxes.

4.  Amendment of Section 3.3.2   Section 3.3.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

                                3.3.2          During the Executive’s term of full-time employment, any Severance Period, and for a period of six (6) months thereafter, the Executive also shall be entitled to participate on the same basis as other senior executives or retired senior executives of the Company, as applicable, in any group insurance, hospitalization, medical, health and accident, disability, or similar plans and programs (collectively, “Insurance Plans”) of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

5.  Amendment of Section 3.4   Section 3.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

3.4  Retirement Benefit.  From and after the “Deemed Retirement Date” (as hereinafter defined) and until the last day of the month during which the Executive’s death shall occur, the Executive shall be entitled to receive from the Company, and the Company shall pay to the Executive, as a fully vested benefit, an annual retirement benefit equal to the greater of (a) $75,000 or (b) the product of (i) 1% of the average total annual compensation (i.e., base salary plus bonus compensation) paid to the Executive by the Company in the three years (as defined below) next preceding the Deemed Retirement Date and (ii) the number of full years (a “year” being defined as a period of 365 calendar days) during which the Executive was a full-time employee of the Company or one or more subsidiaries of the Company (whether or not such full-time employment occurred before or after the date of this Agreement so long as such full-time employment occurred after the date of incorporation of the Company), calculated as of the Deemed Retirement Date; provided, however, that such annual retirement benefit shall be offset (that is, diminished) by the amount of any annual retirement benefit that the Executive shall be or become entitled to receive (and shall actually receive) under any Company-funded pension plan that may be adopted after the date of this Agreement.  The annual retirement benefit shall be payable in equal monthly installments in arrears beginning with the last day of the month in which the Deemed Retirement Date occurs.  As used herein, the term “Deemed Retirement Date” shall mean the first day of the month next following the calendar month during which occurs the later of (x) the 65th anniversary of the Executive’s date of birth or (y) the month in which the Executive’s Severance Period ends.

Notwithstanding the foregoing provisions of this Section 3.4 or any other provision of this Agreement, the phrase and term “total annual compensation” as used in this Section 3.4 or elsewhere in this Agreement shall not include, or be deemed to include, any securities distributed or payments made to the Executive pursuant to Sections 2 and/or 3 of that certain Agreement, dated as of the 31st day of December 1996, by and between the Company, THL Transaction I Corp., Leonard Florence and the Executive, it being intended and agreed that the distributions of securities and cash payments made and to be made pursuant thereto shall not increase or otherwise affect the retirement benefit provided for in this Section 3.4.

6.  Amendment of Section 4.4   Section 4.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

4.4           Discharge Without Cause; Diminution of Duties and Responsibilities.  The Company retains the right to discharge the Executive without cause at any time by written notice of termination of full-time employment given to the Executive, which notice shall become effective no sooner than 90 days after receipt thereof.  In addition, the Company shall at its expense cause the Executive’s coverage under all of the Company’s Insurance Plans which were in effect at the termination of the Executive’s term of full-time employment to continue until eighteen (18) months after the Termination Date.

7.  Amendment of Section 8.1(b)  Section 8.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

8.1 (b)  The provisions of paragraph (a) of this Section shall apply for and during the period of the Executive’s full-time employment hereunder and for a period of eighteen (18) months following the Termination Date of the Executive’s term of full-time employment.

                8.             Confirmation of Other Terms.   In all other respects the provisions of the Agreement as heretofore amended, are ratified, confirmed and approved, except that the parties acknowledge that, as contemplated by the second sentence of Section 3.1 of the Agreement, effective as of January 1, 1996, the Executive’s base salary was increased by the Company to Three Hundred Twenty Five Thousand Dollars and 00/100 ($325,000.00) per annum.

                                IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the day and year first written above.

SYRATECH CORPORATION

By:	/s/ Leonard Florence
Leonard Florence
Chairman of the Board, President
and Chief Executive Officer

/s/ E. Merle Randolph
E. Merle Randolph